A.M. Castle & Co. 8-K

Exhibit 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-

Analyst Contact

Chris Hodges or Chris Donovan

(312) 445-2870

Email: CASL@alpha-ir.com

Traded: OTCQB (CASL)

FOR IMMEDIATE RELEASE

FRIDAY, APRIL 7, 2017

A.M. CASTLE & CO. ANNOUNCES AGREEMENT IN PRINCIPLE WITH STAKEHOLDERS TO COMPLETE A COMPREHENSIVE FINANCIAL RESTRUCTURING

Company Also Announces Fourth Quarter 2016 Results; Preannounces Select First Quarter 2017 Financial Results, Inclusive of Positive Projected Adjusted EBITDA and Strong Sequential and Year-Over-Year Improvement

OAK BROOK, IL, April 7, 2017 - A.M. Castle & Co. (OTCQB: CASL) (the “Company” or “Castle”), a global distributor of specialty metal and supply chain solutions, today announced that it has reached an agreement in principle with lenders holding more than 92% of its aggregate first, second, and third lien debt to complete a comprehensive financial restructuring. The Company also reported its financial results for the fourth quarter and year ended December 31, 2016, and select, preliminary financial results for the first quarter ended March 31, 2017.

Financial Restructuring Highlights:

●	Comprehensive financial restructuring will allow A. M. Castle to both execute its long-term strategy and comprehensively address its balance sheet, while ensuring continuity of operations for vendors, customers, and employees

●	Executed support agreements with more than 92% of the Company’s aggregate first, second and third lien debt holders, who have agreed to a plan providing for additional cash investments and conversion of a significant amount of their debt into a combination of equity and equity-like instruments; Company plans to solicit additional support from remaining holders following this announcement

●	Restructuring process is expected to be completed during the third quarter of fiscal 2017

Full Year 2016 and First Quarter 2017 Highlights:

●	Full year 2016 loss from continuing operations was $114.1 million, compared to a loss of $212.8 million in 2015

●	Gross material margin and adjusted gross material margin improved to 21.0% and 24.5%, respectively, for full year 2016, compared to gross material margin of 8.9% and adjusted gross material margin of 22.6% for 2015

●	Reduced operating expenses to $182.1 million for full year 2016 from $244.8 million in 2015, which included $33.7 million intangible asset impairment charge

●	Continued improvement through first quarter 2017 in the number of branches reporting positive operating results

●	Projects positive adjusted EBITDA for each month of the first quarter of fiscal 2017, which was the first positive adjusted EBITDA quarter in more than three years

President and CEO Steve Scheinkman commented, “Today marks another important milestone in A.M. Castle’s return to leadership in the specialty metals industry. Since May 2015, our new management team and employees at all levels of our organization have successfully restructured the Company’s operations. Our strategic restructuring plan focused on two essential thrusts. The first was our branch management initiative, designed to improve the value proposition we delivered to our customers by driving more resources, capabilities, and accountability down to the branch level, bringing our branches closer to our customers and making them responsive to customers’ evolving needs. The second was accelerating our cash generation capabilities, by more efficiently managing our inventory and selling some of our real estate and other non-core assets. In August 2016, we spoke about the completion of the operational portion of this plan, but its full realization was only seen very recently, as our organization drove positive adjusted EBITDA during each month of the first quarter of 2017 for the first time in more than three years.”

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Scheinkman continued, “However, while the changes we made have brought us closer to profitability, better operational execution by itself will not be sufficient. Our interest burden is too great and must be reduced for our organization to succeed and thrive in the future. It has always been part of our long-term strategy to comprehensively address our balance sheet once we achieved improved operating results, and having achieved this in the first quarter of this year, we will be able to proceed with this comprehensive financial restructuring.”

“In recognition of our improved results, more than 92 percent of our aggregate first, second, and third lien debt holders have agreed to a plan providing for additional cash investments and conversion of a significant amount of their debt into a combination of equity and equity-like instruments. We are also soliciting additional support from remaining holders. When completed, we believe this initiative will result in a balance sheet optimized to allow the Company to properly invest more in our business and our people.”

“In order to minimize disruption to our operations, expedite the restructuring, as well as minimize any potential unfavorable income tax consequences, in partnership with our financial stakeholders, we may determine that it will be best for us to complete the restructuring process under the protection of the bankruptcy court through a pre-packaged proceeding. We expect to make that decision within the next four to six weeks, and if we confirm that it is the best path, we believe that such a process, governed by the court, will allow our restructuring to be completed within 45 to 60 days after filing. In total, we expect the process to be complete during the third quarter of fiscal 2017. In either event, we expect to continue to receive product, deliver all shipments, make payments on time and most importantly, take care of our employees. Because this restructuring is a purely strategic, long-term choice for us leveraging our recent improved operating results, ensuring our continuity of operations is a critical factor in determining our ultimate path.”

“Regardless of the path we take, we believe restructuring our debt will help sustain the positive performance we achieved in the first quarter of 2017, reducing our cash interest expense by more than 70%, and will move us even closer to becoming the truly agile, customer-centric Company we envisioned when we embarked on this path two years ago.”

“Over the last few years, our vendors and customers have overwhelmingly believed in A.M. Castle’s operational restructuring plan and have supported us throughout our transformation. Following our restructuring, we expect to be financially stronger and better positioned to deliver on our promise of growing our partnerships with our vendors and improving our service to our customers, and we thank them for making this possible.”

“Our decision to restructure our balance sheet marks the critical, definitive next step in our journey to return our Company to the industry’s forefront. We anticipate that Castle will become stronger and more financially stable, better able to serve our aerospace and industrial customers with the operational rigor that we’ve exhibited in the last year, to drive profitability and business growth,” Scheinkman concluded.

Fourth Quarter and Full Year 2016 Results

Commenting on the Company’s fourth quarter 2016 results, Scheinkman said, “In line with the industry, we experienced expected seasonal declines in fourth quarter volumes which, combined with unfavorable product mix, resulted in a sequential decrease in fourth quarter sales. In addition, as part of our ongoing plan to improve our inventory management, we chose to sell a significant amount of aged and excess inventory at an overall negative gross margin to improve the quality of our go-forward inventory. Excluding the impact of these sales, our fourth quarter 2016 adjusted gross material margin was well within Castle’s historical margin range.”

“Overall, we were pleased by the sequential improvements in aggregate branch performance achieved by our branch network restructuring in 2016. The number of branches contributing positively rose during the year, and we took specific steps at all branches, especially those contributing below expectations, to drive increased contribution. These initiatives have lowered both our fixed overhead and variable cost structure, without sacrificing safety, on-time delivery or quality. I want to thank all of our employees across the organization for their dedication and hard work in helping us build stronger organization discipline and dedicating themselves to our continuous improvement initiatives throughout 2016,” Scheinkman said.

Net sales in the fourth quarter 2016 were $113.7 million, a decrease of $18.8 million, or 14.2%, compared to the fourth quarter 2015. The decrease in net sales was mainly attributable to a 5.6% decrease in tons sold per day and a 6.1% decrease in average selling prices. The decrease in tons sold per day was primarily attributable to fourth quarter 2015 shipments from the Company’s Houston and Edmonton locations, which were closed in February 2016. Excluding the tons sold from the Houston and Edmonton locations in the fourth quarter 2015, tons sold per day increased 0.7% in the fourth quarter 2016 compared to the fourth quarter 2015.

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Gross material margin, calculated as net sales less cost of materials (exclusive of depreciation and amortization) divided by net sales, was 14.3% in the fourth quarter 2016, compared to 26.0% in the third quarter 2016 and negative 27.8% in the fourth quarter 2015. The gross material margin in the fourth quarter 2016 was significantly impacted by sales of a substantial amount of aged and excess inventory at an overall negative gross material margin, which was done as part of the Company’s continuing effort to improve the management of its inventory. Excluding the impact of these sales, the adjusted gross material margin was 25.1% in the fourth quarter 2016. The negative gross material margin in the fourth quarter 2015 was the result of a $61.5 million non-cash write-down of inventory and purchase commitments at the Houston and Edmonton locations, and a $3.3 million charge related to restructuring activities. Excluding these charges, the gross material margin was positive 21.1% in the fourth quarter 2015. Loss from continuing operations in the fourth quarter 2016 was $29.7 million, compared to a loss from continuing operations of $18.3 million in the third quarter 2016 and $121.3 million in the fourth quarter 2015. Negative EBITDA from continuing operations in the fourth quarter 2016 was $21.8 million, which included an $11.7 million loss on the sale of aged and excess inventory, compared to negative EBITDA from continuing operations of $4.8 million in the third quarter 2016 and $106.6 million in the fourth quarter 2015. Adjusted negative EBITDA from continuing operations was $10.8 million and $14.8 million in the fourth quarter 2016 and fourth quarter 2015, respectively, and $7.7 million in the third quarter of 2016.

Full year 2016 net sales were $533.1 million, a decrease of $104.8 million, or 16.4% compared to 2015. The decrease in net sales was mainly attributable to a 13.5% decrease in tons sold per day compared to 2015 and a 6.7% decrease in average selling prices, partly offset by a slightly favorable change in product mix and the impact of the Company’s $27.1 million sale of all its inventory at the Houston and Edmonton locations to an unrelated third party in the first quarter of 2016 at a zero gross profit margin. Including that sale of inventory, net sales from the Houston and Edmonton locations were $33.0 million in 2016 compared to $51.9 million in 2015.

Gross material margin was 21.0% for 2016, compared to 8.9% for 2015. The 2015 gross material margin was significantly impacted by the $61.5 million non-cash write-down of inventory and purchase commitments at the Houston and Edmonton locations and $25.7 million of charges related to restructuring activities. The adjusted gross material margin was 24.5% and 22.6% for 2016 and 2015, respectively. Loss from continuing operations for 2016 was $114.1 million, compared to a loss from continuing operations of $212.8 million for 2015. Negative EBITDA from continuing operations in 2016 was $63.8 million, compared to negative EBITDA from continuing operations of $172.5 million in 2015, while adjusted negative EBITDA from continuing operations was $33.5 million and $40.7 million in 2016 and 2015, respectively.

Net cash used in operating activities of continuing operations was $29.0 million during 2016, compared to $32.8 million of net cash used in operating activities of continuing operations during 2015. Net cash from investing activities of $76.9 million during 2016 is primarily attributable to cash proceeds from the sale of the assets of the Company’s Total Plastics, Inc. (“TPI”) subsidiary and the sale of the Company’s 50% equity interest in Kreher Steel Company, LLC (“Kreher”). Net cash used in financing activities was $16.5 million during 2016. Proceeds from the sales of TPI and Kreher were used toward paying down debt. Total long-term debt outstanding, net of unamortized discount, unamortized debt issuance costs and the derivative liability for the embedded conversion feature of the Company’s convertible notes, was $286.6 million at December 31, 2016, and $317.6 million at December 31, 2015. Refer to the “Total Long-Term Debt” table below for details related to the Company’s outstanding debt obligations.

Preliminary First Quarter 2017 Results

Commenting on the Company’s preliminary first quarter 2017 results, Executive Vice President and CFO, Pat Anderson said, “The impact of Castle’s significantly improved operations are reflected in our first quarter 2017 preliminary results. This was the first period in more than three years in which we achieved positive adjusted EBITDA from continuing operations, reflecting better sales execution and lower expenses from our restructured operations, even after adjusting for decreased sales following the closure of our Houston and Edmonton locations during last year’s first quarter.”

The Company expects to report first quarter 2017 net sales of approximately $135 million, compared to $163.8 million in the first quarter 2016, which included $33.0 million of sales attributable to the Company’s Houston and Edmonton locations. The Company anticipates that gross material margin will be between 25.5% and 26.0% in the first quarter 2017, compared to 18.4% in the first quarter 2016, which reflects the Company’s $27.1 million sale of all its inventory at the Houston and Edmonton locations at a zero gross profit margin and a $0.5 million non-cash inventory charge related to restructuring activities.

The Company anticipates reporting a loss from continuing operations, which includes interest expense, in the first quarter 2017. The Company expects to report positive adjusted EBITDA from continuing operations in the first quarter 2017, including positive adjusted EBITDA in each month of the quarter.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company’s results for the fourth quarter and full year ended December 31, 2016 and discuss the financial restructuring, market conditions and business outlook. The call can be accessed via the internet live or as a replay. Those who would like to listen to the call may access the webcast through a link on the investor relations page of the Company’s website at http://www.castlemetals.com/investors or by calling (800) 708-4540 or (847) 619-6397 and citing code 4464 9176#.

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An archived version of the conference call webcast will be available for replay at the link above approximately three hours following its conclusion, and will remain available until the next earnings conference call.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTCQB® Venture Market under the ticker symbol “CASL”.

Non-GAAP Financial Measures

This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release and in the attached financial statements, provides meaningful information, and therefore we use it to supplement our GAAP reporting and guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analysis of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.

In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as income (loss) from continuing operations before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides investors, analysts and other interested parties with additional information in analyzing the Company’s operating results. Adjusted non-GAAP net income (loss), adjusted non-GAAP income (loss) from continuing operations, adjusted EBITDA, and adjusted gross material margin which are defined as reported net income (loss), reported income (loss) from continuing operations, EBITDA and gross margin adjusted for non-cash items and items which are not considered by management to be indicative of the underlying results, are presented as the Company believes the information is important to provide investors, analysts and other interested parties additional information about the Company’s financial performance. Operating expenses, excluding restructuring expense (income), is presented as management believes it provides useful information to investors, analysts and other interested parties regarding the ongoing expenses of the Company. Management uses EBITDA, adjusted non-GAAP net income (loss), adjusted non-GAAP net income (loss) from continuing operations, adjusted EBITDA, operating expenses excluding restructuring expense (income) and adjusted gross material margin to evaluate the performance of the business.

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Cautionary Statement on Risks Associated with Forward Looking Statements

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include or relate to: our ability to obtain sufficient acceptances in connection with our solicitation of debt holder support; our ability to obtain the bankruptcy court’s approval with respect to motions or other requests made in any necessary chapter 11 case, including maintaining strategic control as debtor-in-possession; our ability to confirm and consummate a chapter 11 plan of reorganization in any necessary chapter 11 case; the effects of the filing of a chapter 11 case on our business and the interests of various constituents; the bankruptcy court’s rulings in any necessary chapter 11 case, as well the outcome of any such case in general; the length of time that we will operate under chapter 11 protection and the continued availability of operating capital during the pendency of the chapter 11 case; risks associated with third party motions or objections in any necessary chapter 11 cases, which may interfere with our ability to confirm and consummate a chapter 11 plan of reorganization; the potential adverse effects of any necessary chapter 11 case on our liquidity or results of operations; our ability to execute the Company’s business and financial reorganization plan; and increased advisory costs to execute our reorganization. Other factors include our ability to effectively manage our operational initiatives and restructuring activities, the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete the remaining steps in our strategic refinancing process, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended, our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2016, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which will be filed shortly. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)	Three Months Ended		Year Ended
Unaudited	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$113,717	$132,498	$533,150	$637,937
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	97,482	169,376	421,290	581,210
Warehouse, processing and delivery expense	20,783	24,078	84,555	100,904
Sales, general, and administrative expense	16,787	17,513	68,273	77,851
Restructuring expense (income)	(1,732)	(8,645)	12,942	9,008
Depreciation and amortization expense	3,880	5,871	16,378	23,318
Impairment of intangible assets	—	33,742	—	33,742
Total costs and expenses	137,200	241,935	603,438	826,033
Operating loss	(23,483)	(109,437)	(70,288)	(188,096)
Interest expense, net	7,711	10,178	36,422	40,523
Unrealized gain on embedded debt conversion option	(2,881)	—	(10,450)	—
Debt restructuring loss, net	2,055	—	8,617	—
Other expense, net	2,995	1,774	7,582	6,306
Loss from continuing operations before income taxes and equity in losses of joint venture	(33,363)	(121,389)	(112,459)	(234,925)
Income tax (benefit)	(3,645)	(1,429)	(2,546)	(23,570)
Loss from continuing operations before equity in losses of joint venture	(29,718)	(119,960)	(109,913)	(211,355)
Equity in losses of joint venture	—	(1,292)	(4,177)	(1,426)
Loss from continuing operations	(29,718)	(121,252)	(114,090)	(212,781)
Income (loss) from discontinued operations, net of income taxes	(138)	683	6,108	3,016
Net loss	$(29,856)	$(120,569)	$(107,982)	$(209,765)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(0.92)	$(5.14)	$(3.93)	$(9.04)
Discontinued operations	—	0.03	0.21	0.13
Net loss	$(0.92)	$(5.11)	$(3.72)	$(8.91)

Negative EBITDA from continuing operations (a)	$(21,772)	$(106,632)	$(63,836)	$(172,510)
Adjusted negative EBITDA from continuing operations(b)	$(10,838)	$(14,820)	$(33,494)	$(40,740)

(a) A non-GAAP financial measure, which represents loss from continuing operations before interest, taxes, and depreciation and amortization. See reconciliation to loss from continuing operations below.

(b) A non-GAAP financial measure, which represents negative EBITDA as defined above, adjusted for certain non-GAAP adjustments.  Refer to “Reconciliation of Adjusted Non-GAAP Net Loss to Reported Net Loss” table for additional details on these non-GAAP adjustments.

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Reconciliation of EBITDA and of Adjusted EBITDA to Reported Net Loss: (Dollars in thousands)	Three Months Ended		Three Months Ended	Year Ended
Unaudited	December 31,		Sept 30,	December 31,
	2016	2015	2016	2016	2015
Net loss, as reported	$(29,856)	$(120,569)	$(19,986)	$(107,982)	$(209,765)
Less: Income (loss) from discontinued operations, net of taxes	(138)	683	(1,688)	6,108	3,016
Loss from continuing operations	(29,718)	(121,252)	(18,298)	(114,090)	(212,781)
Depreciation and amortization expense	3,880	5,871	3,845	16,378	23,318
Interest expense, net	7,711	10,178	8,743	36,422	40,523
Income tax expense (benefit)	(3,645)	(1,429)	903	(2,546)	(23,570)
Negative EBITDA from continuing operations	(21,772)	(106,632)	(4,807)	(63,836)	(172,510)
Non-GAAP adjustments (a)	10,934	91,812	(2,861)	30,342	131,770
Adjusted negative EBITDA from continuing operations	$(10,838)	$(14,820)	$(7,668)	$(33,494)	$(40,740)

(a) Refer to “Reconciliation of Adjusted Non-GAAP Net Loss to Reported Net Loss” table for additional details on these amounts.

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Reconciliation of Adjusted Non-GAAP Net Loss to Reported Net Loss:
(Dollars in thousands)			Three Months Ended Sept 30, 2016
Unaudited	Three Months Ended December 31,			Year Ended December 31,

	2016	2015		2016	2015
Net loss, as reported	$(29,856)	$(120,569)	$(19,986)	$(107,982)	$(209,765)
Non-GAAP adjustments:
Restructuring activity(a)	(1,732)	(5,324)	912	13,394	34,664
Sale of aged and excess inventory(b)	11,672	—	—	11,672	—
Non-cash write-down of inventory(c)	—	61,472	—	—	61,472
Gain on purchase commitments(d)	—	—	(843)	(843)	—
Debt restructuring loss, net	2,055	—	—	8,617	—
Foreign exchange (gain) loss on intercompany loans	2,022	1,243	3,570	4,506	5,385
Foreign exchange gain on intercompany loans of joint venture	—	966	—	(175)	966
Impairment of equity investment in joint venture(e)	—	—	—	4,636	—
Impairment of intangible assets	—	33,742	—	—	33,742
Impairment of goodwill of equity investment joint venture(f)	—	—	—	—	1,763
Unrealized gain on commodity hedges	(202)	(287)	(215)	(1,015)	(600)
Gain on sale of property, plant and equipment	—	—	—	—	(5,622)
Unrealized gain on embedded debt conversion option	(2,881)	—	(6,285)	(10,450)	—
Non-GAAP adjustments	10,934	91,812	(2,861)	30,342	131,770
Tax effect of adjustments	—	—	—	—	—
Adjusted non-GAAP net loss	$(18,922)	$(28,757)	$(22,847)	$(77,640)	$(77,995)
Less: Income (loss) from discontinued operations, net of taxes	(138)	683	(1,688)	6,108	3,016
Adjusted non-GAAP loss from continuing operations	$(18,784)	$(29,440)	$(21,159)	$(83,748)	$(81,011)

(a) Restructuring activity includes amounts recorded to restructuring expense. For the year ended December 31, 2016, amount includes $452 in inventory write-down charges recorded to cost of materials in the Condensed Consolidated Statements of Operations. For the three months and year ended December 31, 2015, amount includes $3,321 and $25,656, respectively, in inventory write-down charges, recorded to cost of materials in the Condensed Consolidated Statements of Operations.

(b) Amount represents the negative gross margin (calculated as net sales, less cost of materials) resulting from sales of aged and excess inventory in the three months ended December 31, 2016, which was done as part of the Company’s continuing effort to improve the management of its inventory.

(c) Amount relates to non-cash write-down of inventory and purchase commitments of the Company’s Houston and Edmonton locations, which served the oil and gas industries. The write-down was recorded in conjunction with the Company’s decision to market the inventory at these locations, and reduced the carrying value of the inventory to its market value. The sale of all of the Houston and Edmonton inventory and closure of these locations was completed in February 2016.

(d) Amount recorded to cost of materials in the Condensed Consolidated Statements of Operations, which represents adjustment to the liability for purchase commitments associated with the Company’s Houston and Edmonton locations.

(e) The Company determined that its 50% investment in its Kreher joint venture was impaired as of June 30, 2016. The Company recorded a charge of $4,636 in equity in losses of joint venture in the Condensed Consolidated Statements of Operations to reflect the loss associated with the write-down of the asset to its estimated fair value.

(f) The Company’s 50% joint venture, which was sold in August 2016, determined that its goodwill balance of $3,525 was impaired as of September 30, 2015. The Company recorded $1,763 in equity in losses of joint venture in the Condensed Consolidated Statements of Operations to reflect is share of the goodwill impairment.

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Reconciliation of Gross Material Margin and Adjusted Gross Material Margin:
(Dollars in thousands)			Three Months Ended Sept 30, 2016
Unaudited
	Three Months Ended December 31,			Year Ended December 31,
	2016	2015		2016	2015
Net sales, as reported	$113,717	$132,498	$124,893	$533,150	$637,937
Sale of Houston and Edmonton inventory	—	—	—	(27,107)	—
Sale of aged and excess inventory	(2,514)	—	—	(2,514)	—
Adjusted net sales	$111,203	$132,498	$124,893	$503,529	$637,937

Cost of materials, as reported (exclusive of depreciation and amortization)	$97,482	$169,376	$92,406	$421,290	$581,210
Sale of Houston and Edmonton inventory	—	—	—	(27,107)	—
Sale of aged and excess inventory	(14,186)	—	—	(14,186)	—
Gain on purchase commitments	—	—	843	843	—
Restructuring activity in cost of materials	—	(3,321)	—	(452)	(25,656)
Non-cash write-down of inventory	—	(61,472)	—		(61,472)
Adjusted cost of materials (exclusive of depreciation and amortization)	$83,296	$104,583	$93,249	$380,388	$494,082
Gross margin (calculated as net sales, as reported, less cost of materials, as reported)	$16,235	$(36,878)	$32,487	$111,860	$56,727
Gross material margin (calculated as gross margin divided by net sales, as reported)	14.3%	(27.8)%	26.0%	21.0%	8.9%
Adjusted gross margin (calculated as adjusted net sales less adjusted cost of materials)	$27,907	$27,915	$31,644	$123,141	$143,855
Adjusted gross material margin (calculated as adjusted gross margin divided by adjusted net sales)	25.1%	21.1%	25.3%	24.5%	22.6%

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	As of
CONDENSED CONSOLIDATED BALANCE SHEETS	December 31,	December 31,
(In thousands, except par value data)	2016	2015
Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$35,624	$11,100
Accounts receivable, less allowances of $1,945 and $2,380, respectively	64,385	73,191
Inventories	146,603	216,090
Prepaid expenses and other current assets	10,141	10,424
Income tax receivable	433	346
Current assets of discontinued operations	—	37,140
Total current assets	257,186	348,291
Investment in joint venture	—	35,690
Intangible assets, net	4,101	10,250
Prepaid pension cost	8,501	8,422
Deferred income taxes	381	378
Other noncurrent assets	9,449	6,109
Property, plant and equipment:
Land	2,070	2,519
Buildings	37,341	39,778
Machinery and equipment	125,836	153,955
Property, plant and equipment, at cost	165,247	196,252
Accumulated depreciation	(115,537)	(131,691)
Property, plant and equipment, net	49,710	64,561
Noncurrent assets of discontinued operations	—	19,805
Total assets	$329,328	$493,506
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$33,083	$45,606
Accrued and other current liabilities	19,854	28,078
Income tax payable	209	33
Current portion of long-term debt	137	7,012
Current liabilities of discontinued operations	—	11,158
Total current liabilities	53,283	91,887
Long-term debt, less current portion	286,459	310,614
Deferred income taxes	—	4,169
Build-to-suit liability	12,305	13,237
Other noncurrent liabilities	5,978	7,935
Pension and postretirement benefit obligations	6,430	18,676
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value—9,988 shares authorized (including 400 Series B Junior Preferred, $0.00 par value); no shares issued and outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value—60,000 shares authorized; 32,768 shares issued and 32,566 outstanding at December 31, 2016 and 23,888 shares issued and 23,794 outstanding at December 31, 2015	327	238
Additional paid-in capital	244,825	226,844
Accumulated deficit	(253,291)	(145,309)
Accumulated other comprehensive loss	(25,939)	(33,821)
Treasury stock, at cost—202 shares at December 31, 2016 and 94 shares at December 31, 2015	(1,049)	(964)
Total stockholders’ equity (deficit)	(35,127)	46,988
Total liabilities and stockholders’ equity (deficit)	$329,328	$493,506

EX-10-

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	Year Ended
(Dollars in thousands)	December 31,
Unaudited	2016	2015
Operating activities:
Net loss	$(107,982)	$(209,765)
Less: Income from discontinued operations, net of income taxes	6,108	3,016
Loss from continuing operations	(114,090)	(212,781)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities of continuing operations:
Depreciation and amortization	16,378	23,318
Amortization of deferred (gain) loss	(83)	5
Amortization of deferred financing costs and debt discount	4,798	8,355
Debt restructuring loss, net	8,617	—
Impairment of intangible assets	—	33,742
Non-cash write-down of inventory	—	53,971
Loss from lease termination	2,200	—
Unrealized gain on embedded debt conversion option	(10,450)	—
Loss (gain) on sale of property, plant and equipment	1,874	(21,568)
Unrealized gain on commodity hedges	(1,015)	(600)
Unrealized foreign currency transaction loss	4,506	5,385
Equity in losses of joint venture	4,141	1,426
Dividends from joint venture	—	316
Pension curtailment	—	2,923
Pension settlement	—	3,915
Deferred income taxes	(4,354)	(25,789)
Share-based compensation expense	1,154	828
Other, net	3	—
Changes in assets and liabilities:
Accounts receivable	6,100	34,412
Inventories	65,712	64,019
Prepaid expenses and other current assets	1,358	(7,818)
Other noncurrent assets	1,993	(520)
Prepaid pension costs	(59)	2,675
Accounts payable	(8,449)	(7,072)
Income tax payable and receivable	(105)	2,083
Accrued and other current liabilities	(6,214)	7,783
Pension and postretirement benefit obligations and other noncurrent liabilities	(3,063)	(1,762)
Net cash used in operating activities of continuing operations	(29,048)	(32,754)
Net cash (used in) from operating activities of discontinued operations	(5,914)	10,621
Net cash used in operating activities	(34,962)	(22,133)
Investing activities:
Proceeds from sale of investment in joint venture	31,550	—
Capital expenditures	(3,499)	(7,171)
Proceeds from sale of property, plant and equipment	3,265	28,631
Cash collateralization of letters of credit	(7,968)	—
Net cash from investing activities of continuing operations	23,348	21,460
Net cash from (used in) investing activities of discontinued operations	53,570	(1,079)
Net cash from investing activities	76,918	20,381
Financing activities:
Proceeds from long-term debt	722,547	967,035
Repayments of long-term debt	(725,821)	(960,962)
Payment of debt restructuring costs	(9,802)	—
Payment of debt issue costs	(2,472)	—
Payments of build-to-suit liability	(932)	(500)

 EX-11-

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	Year Ended
(Dollars in thousands)	December 31,
Unaudited	2016	2015
Net cash (used in) from financing activities	(16,480)	5,573
Effect of exchange rate changes on cash and cash equivalents	(952)	(1,175)
Net change in cash and cash equivalents	24,524	2,646
Cash and cash equivalents—beginning of year	11,100	8,454
Cash and cash equivalents—end of year	$35,624	$11,100

 EX-12-

Total Long-Term Debt:	As of
(Dollars in thousands)	December 31,	December 31,
Unaudited	2016	2015
LONG-TERM DEBT
12.75% Senior Secured Notes due December 15, 2016	$—	$6,681
7.0% Convertible Notes due December 15, 2017	41	57,500
11.0% Senior Secured Term Loan Credit Facilities due September 14, 2018	99,500	—
12.75% Senior Secured Notes due December 15, 2018	177,019	203,319
Revolving Credit Facility due December 10, 2019	—	66,100
5.0% Convertible Notes due December 31, 2019	22,323	—
Other, primarily capital leases	96	428
Plus: derivative liability for embedded conversion feature	403	—
Less: unamortized discount	(7,587)	(12,255)
Less: unamortized debt issuance costs	(5,199)	(4,147)
Total long-term debt	$286,596	$317,626
Less: current portion	137	7,012
Total long-term portion	$286,459	$310,614

 EX-13-

Reconciliation of Gross Material Margin:
(Dollars in million)	Three Months Ended
Unaudited	March 31,
	2017 (Preliminary)	2016 (Reported)
Net sales	$135.0	$163.8
Cost of materials	99.9 to 100.6	133.7
Gross margin (calculated as net sales less cost of materials)	$34.4 to $35.1	$30.1
Gross material margin (calculated as gross margin divided by net sales)	25.5% to 26.0%	18.4%

 EX-14-